Exhibit 99.2

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

(Debtors-in-Possession since May 31, 2009)

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

June 30, 2009
Assets
Current assets:
Cash and cash equivalents	$4,793
Restricted cash	17,068
Receivables, net of allowances for doubtful accounts, returns, and discounts of $4,496 as of June 30, 2009	63,673
Inventories	48,578
Refundable income taxes	418
Other current assets	9,744
Assets of discontinued operations held for sale	96

Total current assets	144,370

Property, plant and equipment:
Land	9,327
Buildings and improvements	71,351
Machinery and equipment	363,668
Furniture and fixtures	32,367

476,713
Less accumulated depreciation	(271,602)

Property, plant and equipment, net	205,111

Other assets	14,724

$364,205

Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of debt	$—
Accounts payable	30,329
Accrued interest	348
Accrued compensation	8,610
Accrued pension	449
Income taxes payable	—
Capital lease obligations	3
Other accrued liabilities	16,448

Total current liabilities	56,187

Liabilities subject to compromise	218,750

Long-term debt, less current maturities	8,200
Pension liability	73,954
Other liabilities	15,032

Shareholders’ deficit:
Preferred stock, $.10 par value; 5,000,000 shares authorized, no shares issued	—
Common stock, $.10 par value; 60,000,000 shares authorized, 30,024,279 shares issued and outstanding at June 30, 2009	3,002
Additional paid-in capital	194,476
Accumulated deficit	(139,280)
Accumulated other comprehensive (loss) income:
Unrecognized pension and other benefit liabilities	(66,530)
Foreign currency translation	414

Total accumulated other comprehensive loss	(66,116)

Total shareholders’ deficit	(7,918)

$364,205